SUB-ITEM 77(C) - SUBMISSION OF MATTERS TO A VOTE OF SECURITIY HOLDERS

Results of the Special Meetings

A Special Meeting of Shareholders of the Registrant was held on January 31, 2011 for the following purpose:

1.   To  consider  and vote upon  approval of a new  investment  management agreement between the Registrant and Bexil Advisers LLC.

For	8,118,442	Against	386,428	Abstain	203,979

A Second Special Meeting of Stockholders was held on January 31, 2011 to elect  four directors, as follows:

     1.   To elect to the Board of Directors the nominee,  Bruce B. Huber,  as a Class  I  Director,  and  until  his  successor  is duly  elected  and qualifies.

For	8,207,979	Witheld	516,530

     2.   To elect to the Board of Directors the nominee,  Peter K. Werner, as a Class II  Director,  and  until  his  successor  is duly  elected  and qualifies.

For	8,266,020	Witheld	498,489

     3.   To elect to the Board of Directors the nominee,  Thomas B. Winmill, as a Class II  Director,  and until his  successor  is duly  elected  and qualifies.

For	8,008,413	Witheld	716,096

     4.   To elect to the Board of Directors  the nominee,  James E. Hunt,  as a Class III  Director,  and  until his  successor  is duly  elected  and qualifies.

For	8,208,045	Witheld	516,464